Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2008 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--November 3, 2008--SBT Bancorp, Inc., (the “Company”) (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, Inc., today announced a net loss of $1,556,000, or $1.80 per basic and diluted share, for the quarter ended September 30, 2008 compared to net income of $258,000, or $0.30 per basic and diluted share, for the quarter ended September 30, 2007. The net loss for the nine months ended September 30, 2008 was $931,000, or $1.09 per basic and diluted share, compared to net income of $655,000, or basic and diluted earnings per share of $0.77 and $0.76, respectively for the comparable period in 2007. The net loss for the period was attributable to an other-than-temporary impairment charge (“OTTI Write-down”) on Fannie Mae and Freddie Mac preferred stock of $1,668,000 in the quarter ended September 30, 2008. The Company did not record a tax benefit related to the OTTI Write-down during the quarter ended September 30, 2008. However, as a result of legislation passed on October 3, 2008, the Company will recognize a tax benefit associated with the OTTI Write-down of approximately $650,000, or $0.75 per share, during the fourth quarter ending December 31, 2008.

Excluding the OTTI Write-down, the Company earned $112,000, or $0.13 per diluted share for the quarter ending September 30, 2008 and $737,000, or $0.85 per diluted share for the first nine months of 2008.

	Three Months Ended 9/30/08		Nine Months Ended 9/30/08
	Net (Loss) Income	EPS	Net (Loss) Income	EPS

GAAP Basis	$(1,556,000)	$(1.80)	$(931,000)	$(1.09)

OTTI Write-down	$1,668,000	$1.93	$1,668,000	$1.94

Results Excluding the OTTI Charge	$112,000	$0.13	$737,000	$0.85

Martin Geitz, the Company’s President and CEO, commented on the Fannie Mae and Freddie Mac investments, “Similar to more than half the banks in Connecticut and thousands across the country, Simsbury Bank invested in these government sponsored enterprises many years ago as a means of supporting their capacity to fulfill their legislatively mandated mission of facilitating mortgage financing. These securities were rated ‘investment grade’ by Moody’s and Standard and Poor’s for the entire time we owned them, up to and including the day that the US Treasury nationalized the companies. The day after the nationalization, the ratings were lowered to ‘junk’ status due to the effect on them of the manner in which the nationalization occurred. As a result, the market value of these securities has been significantly and adversely impacted. Despite this third quarter impairment charge, the Simsbury Bank remains financially sound, well-capitalized, and fully committed to serving the financial needs of the communities we serve.”

Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

	Capital Ratios 9/30/08
	The Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.53%	5.00%
Tier 1 Risk-Based Capital Ratio	11.80%	6.00%
Total Risk-Based Capital Ratio	13.05%	10.00%

In August 2008, the Company announced a reconfiguration of its Albany Turnpike service network to increase operating effectiveness by better aligning Company resources with customer needs. As part of this effort, one-time expenses of approximately $130,000 (before tax affect) were incurred during the third quarter for transitioning the Company’s Canton office from full to limited service. Excluding the two non-recurring items, (the OTTI Write-down and the Albany Turnpike reconfiguration charges) earnings for the quarter ending September 30, 2008 were $191,000 or $0.22 per basic and diluted share.

On September 30, 2008, loans outstanding were $180 million, an increase of $22 million, or 14%, over a year ago. Core deposits (Demand, Savings and NOW accounts) grew by $17 million or 14% over the past twelve months. Total deposits ended the quarter at $202 million, $19 million, or 10%, above their September 30, 2007 level.

Net interest and dividend income plus noninterest income (excluding the OTTI Write-down) was $2,446,000 in the third quarter compared to $2,320,000 a year ago, an increase of 5%. Net interest and dividend income increased by $139,000, or 7%. Income from fees, services and other sources (noninterest income) decreased by $13,000, or 4%.

The Company’s net interest margin (taxable equivalent net interest and dividend income divided by average earning assets) declined slightly from 4.18% in the third quarter of 2007 to 4.12% in the third quarter of 2008.

Total noninterest expense for the third quarter increased by $296,000, or 15%, compared to a year earlier, primarily due to non-recurring expenses of $130,000 associated with the Albany Turnpike Market reconfiguration announced in August of this year.

A provision for loan losses of $50,000 in the third quarter of 2008 and $250,000 through the first nine months of 2008 increased the loan loss reserve to $1,822,000, or 1.01% of loans outstanding at September 30, 2008. The Company had no non-performing loans on September 30, 2008.

“Despite being in the midst of unprecedented financial turmoil,” Geitz continued, “we are very encouraged by the growth in loans, deposits and revenues we have experienced over the past several months. Our net interest margin has remained steady and our liquidity, capital levels, and asset quality remain high. In addition to the OTTI Write-down, non-recurring expenses associated with our Albany Turnpike Market reconfiguration had a negative impact on our quarterly financial results. During the fourth quarter, we will incur the final expenses associated with the Albany Turnpike Market reconfiguration and we also anticipate non-recurring income from the tax benefit associated with the OTTI Write-down. As we plan for 2009 and beyond, the Simsbury Bank is strong, secure and focused on building shareholder value.”

The Simsbury Bank & Trust Company, Inc. is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $223 million in assets. The Bank serves customers through offices in Avon, Bloomfield, Canton, Granby and Simsbury, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for per share amounts)

	9/30/2008	6/30/2008	12/31/2007	9/30/2007
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$11,319	$18,992	$13,424	$10,289
Interest-bearing deposits with Federal Home Loan Bank	2,949	65	26	28
Federal funds sold	8,985	2,000	2,300	2,250
Money market mutual funds	27	287	4	218
Cash and cash equivalents	23,280	21,344	15,754	12,785

Investments in available for sale securities (at fair value)	16,829	20,241	24,871	29,171
Federal Home Loan Bank Stock, at cost	631	631	631	631

Loans outstanding	179,608	178,079	165,690	157,691
Less allowance for loan losses	1,822	2,036	1,925	1,679
Loans, net	177,786	176,043	163,765	156,012

Premises and equipment	910	1,083	1,223	1,292
Accrued interest receivable	745	766	808	801
Bank owned life insurance	1,192	1,181	1,818	2,940
Other assets	1,760	1,784	1,520	1,583
Total other assets	4,607	4,814	5,369	6,616

TOTAL ASSETS	$223,133	$223,073	$210,390	$205,215

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$37,418	$41,707	$40,196	$35,580
Savings and NOW deposits	100,880	97,266	83,444	85,452
Time deposits	63,696	60,616	63,166	62,262
Total deposits	201,994	199,589	186,806	183,294

Federal Home Loan Bank advance	3,000	500	2,000	2,150
Securities sold under agreements to repurchase	900	4,553	1,363	1,709
Due to Broker	-	-	1,433	-
Other liabilities	1,012	899	1,470	1,279
Total liabilities	206,906	205,541	193,072	188,432

Stockholder's equity:
Common stock, no par value; authorized 2,000,000 shares; issued and outstanding 864,976 shares on 9/30/08 and 6/30/08; 850,896 shares on 12/31/07 and 9/30/07	9,292	9,263	8,975	8,860
Retained earnings	7,256	8,812	8,603	8,118
Accumulated other comprehensive loss	(321)	(543)	(260)	(195)
Total stockholders' equity	16,227	17,532	17,318	16,783

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$223,133	$223,073	$210,390	$205,215

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended				Year to date
	9/30/2008	6/30/2008	3/31/2008	9/30/2007	9/30/2008	9/30/2007
Interest and dividend income
Interest and fees on loans	$2,522	$2,414	$2,394	$2,438	$7,330	$7,204
Investment securities	228	269	316	352	813	1,154
Federal funds sold and overnight deposits	41	44	41	50	126	172
Total interest and dividend income	2,791	2,727	2,751	2,840	8,269	8,530

Interest expense
Deposits	658	696	848	824	2,202	2,518
Repurchase agreements	11	22	11	10	44	26
Federal Home Loan Bank advances	2	-	2	25	4	71
Total interest expense	671	718	861	859	2,250	2,615

Net interest and dividend income	2,120	2,009	1,890	1,981	6,019	5,915

Provision for loan losses	50	100	100	-	250	-

Net interest and dividend income after provision for loan losses	2,070	1,909	1,790	1,981	5,769	5,915

Noninterest (charge) income
Service charges on deposit accounts	129	121	113	102	363	298
(Loss) gain on sales and write-down of available-for-sale securities	(1,668)	10	-	-	(1,658)	-
Other service charges and fees	154	152	130	144	436	394
Increase in cash surrender value of life insurance policies	11	14	24	38	49	113
BOLI death benefit income	-	328	-	-	328	-
Investment services fees and commissions	20	30	16	49	66	166
Other income	12	30	14	6	56	19
Total noninterest (charge) income	(1,342)	685	297	339	(360)	990

Noninterest expense
Salaries and employee benefits	1,103	1,010	1,031	1,038	3,144	3,121
Premises and equipment	516	368	409	372	1,293	1,129
Advertising and promotions	109	106	64	87	279	259
Forms and supplies	35	45	38	23	118	101
Professional fees	97	72	28	107	197	343
Directors fees	34	34	33	33	101	105
Correspondent charges	61	59	53	47	173	139
Postage	20	30	28	16	78	68
Other expenses	267	301	206	223	774	703
Total noninterest expense	2,242	2,025	1,890	1,946	6,157	5,968

(Loss) income before income taxes	(1,514)	569	197	374	(748)	937

Income tax provision	42	71	70	116	183	282

Net (loss) income	$(1,556)	$498	$127	$258	$(931)	$655

Average shares outstanding, basic	864,976	859,031	851,028	849,991	858,369	848,987
Net (loss) income per share, basic	$(1.80)	$0.58	$0.15	$0.30	$(1.09)	$0.77

Average shares outstanding, assuming dilution	864,976	862,729	859,006	859,153	858,369	858,788
Net (loss) income per share, assuming dilution	$(1.80)	$0.58	$0.15	$0.30	$(1.09)	$0.76

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com